Exhibit 2.2

SUBSCRIPTION FOR SHARES

(Roche Finance Ltd.)

TO:	Tekmira Pharmaceuticals Corporation (the “Corporation”)
DATED:	March 31, 2008

The undersigned (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase 2,083,333 common shares of the Corporation (the “Shares”) at the subscription price of Cdn. $2.40 per Share (the “Subscription Price”), upon and subject to the terms and conditions set forth in “Terms and Conditions of Subscription for Shares of Tekmira Pharmaceuticals Corporation” attached hereto (together with the face pages and the attached Schedules, the “Subscription Agreement”).

The Shares are listed on the Toronto Stock Exchange (the “Exchange”) and as a result the Corporation is subject to the rules and policies of the Exchange. The Corporation is also a “reporting issuer” (or equivalent) under the securities laws of all of the provinces of Canada.

SUBSCRIPTION AND SUBSCRIBER INFORMATION

Please print all information (other than signatures), as applicable, in the space provided below.

	Roche Finance Ltd.	Number of Shares: 2,083,333
(Name of Subscriber)

	Account Reference (if applicable):	Aggregate Subscription Amount:
Cdn.$4,999,999.20
(the “Aggregate Subscription Amount”)
By:	/S/ DR. BEAT KRACHENMANN Authorized Signature	If the Subscriber is signing as agent for a principal (beneficial purchaser) and is not purchasing as trustee or agent for accounts fully managed by it, complete the following:
By:	/S/ DR. BRUNO MAIER
	Authorized Signatory	(Name of Principal)

	Dr. Beat Krachenmann / Dr. Bruno Maier	(Principal’s Address)
(Name of individual whose signature appears above if different than the name of the subscriber printed above.)
Grenzacherstrasse 124, CH-4070 Basel, Switzerland
	(Subscriber’s Address, including Province/State)	(Telephone Number) (Email Address)

+41 61 688 2825
(Telephone Number) (Email Address)
	Account Registration Information:	Delivery Instructions as set forth below:
☒ Same as registered address, or
(Name)
(Name)
(Account Reference, if applicable)
(Account Reference, if applicable)
(Address, including Postal/Zip Code)

	Number and kind of Shares of the Corporation held, if any:	(Address)

(Contact Name) (Telephone Number)

TERMS AND CONDITIONS OF SUBSCRIPTION FOR

SHARES OF TEKMIRA PHARMACEUTICALS CORPORATION

Terms of the Offering

1. The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each Person on whose behalf the Subscriber is contracting) that this subscription is subject to acceptance or rejection by the Corporation in whole or in part. Acceptance of this subscription shall be effective upon the delivery of a facsimile copy or electronic copy of this Subscription Agreement, duly executed by the Corporation, to the Subscriber. The Corporation shall, by its acceptance of this subscription, be bound by the terms and conditions hereof. The parties agree that this Subscription and all money tendered herewith will be returned to the Subscriber, without interest or deduction, if this Subscription is not accepted by the Corporation.

2. The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each Person on whose behalf the Subscriber is contracting) that this offering of Shares (the “Offering”) will not in any way restrict the Corporation from issuing additional Shares of the Corporation at prices, on terms and in amounts as may be determined by the Corporation, in its sole and absolute discretion, subject to the pre-emptive rights of the Subscriber as set forth in Section 9(f) below.

3. This Agreement and the parties’ obligations hereunder shall terminate upon the earlier of (i) June 30, 2008 and (ii) the termination of the share purchase agreement in connection with the Business Combination (“Termination Date”) and the Corporation acknowledges that any obligations of the Subscriber pursuant this Subscription Agreement shall be null and void on and after such Termination Date.

Definitions

4.

(a) “Applicable Securities Laws” means, collectively, the securities legislation having application in each of the Reporting Jurisdictions and the respective regulations and rules under such legislation and the instruments, policies, rulings, orders, codes, notices and interpretation notes of the applicable Regulatory Authorities having application;

(b) “Business Combination” has the meaning set forth in Section 12(c);

(c) “Closing Date” means such date for closing of the Offering as agreed to by the Corporation and the Subscriber;

(d) “Closing Time” means 8:00 a.m. Vancouver time on the Closing Date, or such other time as agreed to by the Corporation and the Subscriber;

(e) “Exchange” means the Toronto Stock Exchange;

(f) “Disclosure Documents” means the documents filed by the Corporation, and from December 30, 2005 until April 30, 2007, by 1322256 Alberta Ltd. (formerly Inex Pharmaceuticals Corporation), under their respective profiles at www.sedar.com;

(g) “Material Adverse Effect” means, any effect in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of a Person (on a consolidated basis) which is material and adverse to such Person (on a consolidated basis) other than a change, effect, event or occurrence relating to (i) general political, economic or financial conditions, including in Canada and the United States or internationally, (ii) the state of Canadian, United States or international credit, securities or currency exchange markets in general, including any reduction in market indices, (iii) factors affecting the industries in which such Person operates in general, (iv) changes in Laws or interpretations thereof by any Governmental Entity, (v)

any failure, in and of itself, by a Person to meet any of its published estimates of revenues for any period ending on or after the date of this Agreement and before the Closing Date, (vi) the announcement of the transactions contemplated by the Tekmira-Protiva Share Purchase Agreement or other communication by Tekmira of its plans or intentions with respect to its business or that of Protiva’s following the closing of the Business Combination, (vii) the consummation of the transactions contemplated by the Tekmira-Protiva Share Purchase Agreement or any actions taken pursuant to the Tekmira-Protiva Share Purchase Agreement, (viii) any delay or disruption to the ordinary course of a Person’s business occasioned by the announcement or implementation of the transactions contemplated by the Tekmira-Protiva Share Purchase Agreement, (ix) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (x) any change in the market price or trading volume of the Tekmira Shares, (xi) any suspension, rejection, refusal of or request to re-file any regulatory application or filing, (xii) any negative actions, requests, recommendations or decisions of the United States Food and Drug Administration (the “FDA”), Health Canada or similar Governmental Entity which would materially and adversely cause a delay in the development of a product candidate, (xiii) any change, effect, event or occurrence relating to a Person’s clinical trials or studies, (xiv) any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other Person, (xv) safety findings with respect to a therapeutic agent, (xvi) changes in generally accepted accounting principles or regulatory accounting requirements, (xvii) any action taken by any Person or any of its subsidiaries to which the other party hereto has consented to in writing; (xviii) any matter, either alone or in combination with other matters, that has been previously disclosed, or (xix) any disputes or litigation with respect to any intellectual property rights;

(h) “Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(i) “Regulatory Authorities” means the securities commission or similar regulatory authority in each of the Reporting Jurisdictions;

(j) “Reporting Jurisdictions” means all of the provinces of Canada;

(k) “Securities Laws” means the securities legislation and the regulations and rules under such legislation, and the instruments, policies, rulings, orders, codes, notices and interpretation notes of the applicable securities commission or similar regulatory authority of the applicable jurisdiction;

(l) “subsidiary” has the meaning ascribed to it in the Business Corporations Act (British Columbia), and for the purposes of any certificate delivered with respect to the closing condition in section 12(i) hereto and when used in any representations and warranties of the Corporation made as at the Closing Time, includes Protiva Biotherapeutics Inc. (“Protiva”); and

(m) “Tekmira-Protiva Share Purchase Agreement” means the share purchase agreement by and among Protiva, Protiva’s securityholders and the Corporation dated March 28, 2008.

Representations and Warranties of the Corporation

5. The Corporation hereby represents and warrants to the Subscriber (and acknowledges that the Subscriber is relying thereon) that, as at the date of acceptance of this subscription and at the Closing Time:

(a) each of the Corporation and its subsidiaries is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated and has all the requisite corporate power and authority to enter into this Subscription Agreement and to carry out its obligations hereunder;

(b) there are no shareholders’ agreements governing the affairs of the Corporation or any of its subsidiaries or relationship, rights and duties of its shareholders nor are there any voting trusts, pooling arrangements or similar agreements with respect to the ownership or voting of any equity in trust in the Corporation;

(c) [Intentionally deleted]

(d) the authorized capital of the Corporation consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, of which as at the date hereof, 24,565,681 common shares and no preferred shares are issued and outstanding as fully paid and non-assessable, and the Shares to be issued under this Subscription Agreement will at the time of issue, be validly issued and outstanding as fully paid and non-assessable;

(e) all of the material transactions of the Corporation have been promptly and properly recorded or filed in or with the books or records of the Corporation and the minute books of the Corporation contain all records of the meetings and proceedings of the Corporation’s directors, shareholders and other committees, if any, since its incorporation;

(f) each of the Corporation and its subsidiaries has the corporate power and capacity to own the assets owned by it and to carry on the business carried on by it and is duly qualified to carry on its business under the laws of each jurisdiction in which it carries on business or holds property to the extent required by such laws;

(g) each of the Corporation and its subsidiaries has good and marketable title to its assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, except for equipment leases;

(h) to the best of the Corporation’s knowledge, each of the Corporation and its subsidiaries owns, possesses or licenses all patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (the “Intellectual Property”) necessary to carry on the business now operated by it, except where the failure to own, possess, license or otherwise be able to use or acquire the Intellectual Property would not, singly or in the aggregate, have a Material Adverse Effect on the Corporation and its subsidiaries, taken as a whole;

(i) neither the Corporation nor its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of its Intellectual Property which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have a Material Adverse Effect on the Corporation;

(j) each of the Corporation and its subsidiaries now holds, and as of the Closing Date will hold, all licenses, certificates, approvals and permits from all state, United States, foreign and other regulatory authorities, including but not limited to the FDA and any foreign regulatory authorities performing functions similar to those performed by the FDA, that are material to the conduct of its business (as such business is currently conducted), except for such licenses, certificates, approvals and permits the failure of which to hold would not have a Material Adverse Effect on the Corporation and its subsidiaries, taken as a whole, all of which are valid and in full force and effect (and there is no proceeding pending or, to the knowledge of the Corporation, threatened which may cause any such license, certificate, approval or permit to be withdrawn, cancelled, suspended or not renewed). Neither the Corporation nor its subsidiaries is in violation of any law, order, rule, regulation, writ, injunction or decree of any court or governmental agency or body, applicable to the investigation of new drugs in humans and animals, including, but not limited to, those promulgated by the FDA, the violation of which would have a Material Adverse Effect on the Corporation and its subsidiaries, taken as a whole. All of the descriptions in the Disclosure Documents Incorporated of the legal and governmental proceedings by or before the FDA or any foreign, state or local government body exercising comparable authority are accurate, complete and fair;

(k) the clinical studies and tests (including, but without limitation, the human and animal clinical trials) that were conducted by and are being conducted by the Corporation or in which the Corporation has directly participated and is participating, which are described in the Disclosure Documents or the results of which are referred to in the Disclosure Documents, and, to the best of the Corporation’s knowledge, such studies and test that were conducted on behalf of the Corporation, were and, if still pending, are being conducted in all material respects (i) in accordance with the protocols, procedures and controls for such studies and tests of new medical devices or biologic products, as the case may be, and (ii) in accordance with all applicable laws, rules and regulations; the descriptions of the results of such studies and tests contained in the Disclosure Documents are accurate, complete and fair, and the Corporation has no knowledge of any other studies or tests, the results of which call into question the results described or referred to in the Disclosure Documents, and the Corporation has not received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any studies or tests conducted by, or on behalf of, the Corporation or in which the Corporation has participated that are described in the Disclosure Documents or the results of which are referred to in the Disclosure Documents that would result in an untrue statement in the Disclosure Documents or require a fact to be stated in order to make a statement in the Disclosure Documents not misleading in light of the circumstances in which it was made or otherwise necessitate a change to the descriptions in the Disclosure Documents;

(l)(i) each of the Corporation and its subsidiaries (x) has conducted and are conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on including, without limitation, all applicable licensing and waste management legislation, regulations or by-laws, occupational health and safety laws, environmental protection legislation, regulations or by-laws or similar legislation, regulations or by-laws (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (y) holds all necessary licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise under any applicable Environmental Law, to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing, except to the extent that non-compliance with any such laws, rules or regulations, or failure to hold any such licences, permits, or similar approvals would not have a Material Adverse Effect on the Corporation and its subsidiaries, taken as a whole; (ii) there are no pending or, to the knowledge of the Corporation, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Corporation and its subsidiaries and (iii) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation and its subsidiaries relating to Hazardous Materials or any Environmental Laws;

(m) the Corporation is not aware of any legislation or expected changes, amendments or repeal of any legislation which it anticipates will have a Material Adverse Effect on the Corporation or its subsidiaries, taken as a whole;

(n) there is no action, proceeding or investigation, whether or not purportedly on behalf of the Corporation or any of its subsidiaries, pending or, to the knowledge of the Corporation or its directors and officers, threatened against or affecting the Corporation, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which could in any way result in a Material Adverse Effect on the Corporation or which questions the validity of the issuance of the Shares or of any action taken or to be taken by the Corporation pursuant to or in connection with this Subscription Agreement;

(o) CIBC Mellon Trust Company, at its principal offices in the cities of Vancouver and Toronto has been duly appointed transfer agent and registrar for the common shares of the Corporation;

(p) neither the Corporation nor its subsidiaries, in a manner that would be materially adverse to the Corporation or its subsidiaries, is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust, deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(q) the Corporation has filed all documents required to be filed with the Regulatory Authorities and the Exchange and such documents have been filed within the times prescribed; the Disclosure Documents contain no untrue statement of a material fact (as defined under Applicable Securities Laws) as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and were prepared in accordance with and complied with Applicable Securities Laws;

(r) the Corporation is, and at the Closing Time, will be a reporting issuer (or equivalent) in all of the provinces of Canada, and the Corporation is not, and at the Closing Time will not be, in default of any of the requirements of the Applicable Securities Laws;

(s) the common shares of the Corporation are, and at the Closing Time will be, listed and posted for trading on the Exchange and the Corporation is not, and at the Closing Time will not be, in default of any of the listing requirements of the Exchange;

(t) none of the holders of common shares of the Corporation or the directors or officers of the Corporation or any associate or affiliate of any of the foregoing had, has or to the knowledge of the Corporation intends to have, any material interest, direct or indirect, in any material transaction including the Business Combination, or any proposed material transaction with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation, except as disclosed in the Disclosure Documents and except for Dr. Pieter Cullis, who holds approximately 70,000 shares of Protiva;

(u) except as set forth in the subscription agreement made by Alnylam Pharmaceuticals, Inc. (“Alnylam”) dated March 28, 2008 and as set forth herein, no person, firm or corporation has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of the Corporation, other than rights issued under the Corporation’s share incentive plans or pursuant to the Business Combination;

(v) [Reserved]

(w) neither the Corporation nor any of its subsidiaries, as applicable, is in default in the performance or in breach of any of their obligations pursuant to any existing contract, document or agreement between the Corporation or any of its subsidiaries and Alnylam, no representation or warranty of the Corporation or any of its subsidiaries set forth in any of such contracts, documents or agreements was untrue in any respect when made, and neither the Corporation nor any of its subsidiaries, as applicable, has committed any fraud or material misstatement or omission of fact that is required to be stated or disclosed pursuant to such contracts, documents or agreements;

(x) the audited financial statements of the Corporation for its fiscal years ended December 31, 2006 and 2005, the unaudited financial statements of the Corporation for the interim nine month period ended September 30, 2007, and any other financial statements to be filed by the Corporation on www.sedar.com including the notes thereto, (collectively the “Financial Statements”) are and will be true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation for the periods then ended and the Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis;

(y) except as described in the Financial Statements, there are no material liabilities of the Corporation, whether direct, indirect, absolute, contingent or otherwise;

(z) since December 31, 2006, no material change (as defined under Applicable Securities Laws) (actual, anticipated, proposed or prospective, whether financial or otherwise) in the business, prospects, financial condition or results of operations of the Corporation or the right or capacity of the Corporation to carry on its business or the capital of the Corporation has occurred with respect to which the requisite material change report has not been filed and no such report has been filed on a confidential basis;

(aa) each of the Corporation and its subsidiaries has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and have paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required to be filed;

(bb) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of its subsidiaries; there are no actions, suits or proceedings threatened or pending against the Corporation or any of its subsidiaries in respect of taxes, governmental charges or assessments and there are no matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(cc) the Corporation is not an “investment company” under the U.S. Investment Company Act of 1940, as amended, and, for as long as the Subscriber owns any shares purchased under this Subscription Agreement, the Corporation shall take all actions necessary to ensure that it not an “investment company” under the U.S. Investment Company Act of 1940, as amended;

(dd) the execution and delivery of this Subscription Agreement, the fulfilment of the terms hereof by the Corporation, and the issuance, sale and delivery of the Shares at the Closing Time:

(i) do not require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, Regulatory Authority or other third party, except:

(A) such as have been obtained or will be obtained prior to the Closing Time; and

(B) such as may be required (and will be obtained as provided herein) under Applicable Securities Laws; and

(ii) do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with:

(A) any of the terms, conditions or provisions of the articles or notice of articles of the Corporation, or resolutions of the shareholders, directors, or any committee of directors of the Corporation, respectively, or any material indenture, agreement or instrument to which the Corporation is a party or by which either of them is contractually bound; or

(B) any laws of Canada or the Province of British Columbia or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation;

(iii) have been duly authorized by all necessary corporate action on the part of the Corporation and upon such execution and delivery of this Subscription Agreement by the Corporation this Subscription Agreement shall constitute a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(ee) there is no person, firm or corporation acting or purporting to act for the Corporation entitled to any brokerage or finder’s fee in connection with this Subscription Agreement or any of the transactions contemplated hereunder;

(ff) all Shares to be issued under this Subscription Agreement have been or before the Closing Time will be duly authorized for issuance and, when certificates for such securities are countersigned by the Corporation’s transfer agent and registrar and issued, delivered and paid for, will be validly issued, fully paid and non-assessable common shares of the Corporation registered in the names of the holders thereof, free and clear of all voting restrictions, trade restrictions (except as may be imposed by operation of Applicable Securities Laws), liens, charges or encumbrances of any kind whatsoever, and all statements made in the Disclosure Documents describing such securities are and, at the respective times of filing thereof, will be accurate;

(gg) the definitive form of certificate for the common shares of the Corporation is in proper form under the laws of British Columbia and complies with the requirements of the Exchange and the articles of the Corporation;

(hh) no Regulatory Authority has issued any order preventing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of the Shares, no such proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

(ii) no representation and warranty or other statement made by the Corporation in this Subscription Agreement contains any untrue statement or omits to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made; and

(jj) as at the date of acceptance of this subscription, the representations and warranties made by Protiva in the Tekmira-Protiva Share Purchase Agreement are true and correct and, as at the Closing Time, the representations and warranties made by Protiva in the Tekmira-Protiva Share Purchase Agreement are true and correct (in both cases, as if such representations and warranties were given by the Corporation herein) except as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by the Tekmira-Protiva Share Purchase Agreement, in both cases without any amendment, supplement, modification, waiver or consent by any party to the Tekmira-Protiva Share Purchase Agreement of any provision of the Tekmira-Protiva Share Purchase Agreement, except as may be consented to by the Subscriber, acting reasonably and without undue delay, and the Tekmira-Protiva Share Purchase Agreement is in full force and effect and has not been amended, supplemented or modified in any manner or way whatsoever and no provision, exhibit or schedule thereof has been waived or any breach thereof consented to, except as may be consented to by the Subscriber, acting reasonably and without undue delay.

Acknowledgements, Representations, Warranties and Covenants of the Subscriber

6. [Reserved]

7. The Subscriber acknowledges that the Offering, of which this Subscription Agreement forms a part, is not subject to a minimum subscription level and as such, upon acceptance by the Corporation in accordance with the terms and conditions of this Subscription Agreement, subscription funds will be immediately available for use by the Corporation. The Subscriber further acknowledges that the Corporation may complete additional financings in the future which may have a dilutive effect on existing shareholders at such time, including a Subscriber hereunder.

8. The Subscriber acknowledges, represents, warrants and covenants to the Corporation that:

(a) it has been independently advised as to the restrictions with respect to trading in the Shares imposed by applicable securities regulatory legislation, confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto, acknowledges that it is aware of the characteristics of the Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Shares except in accordance with limited exemptions under applicable securities legislation and regulatory policy until expiry of the applicable restriction period and compliance with the other requirements of applicable law, and it agrees that any certificates representing the Shares may bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.”

(b) it has not received or been provided with, nor has it requested, nor does it have any need to receive, any prospectus or offering memorandum, or any other document (other than financial statements, interim financial statements or any other document, the content of which is prescribed by statute or regulation) describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Shares;

(c) it has not become aware of any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display) with respect to the distribution of the Shares;

(d) it has relied solely upon information publicly available on SEDAR relating to the Corporation and the representations and warranties contained within this Subscription Agreement and other existing and proposed agreements by and among the Subscriber, the Corporation, Alnylam and Protiva, and not upon any verbal or other written representation as to fact or otherwise made by or on behalf of the Corporation;

(e) it acknowledges that:

(i) it is not resident in British Columbia;

(ii) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(iii) there is no government or other insurance covering the Shares;

(iv) there are risks associated with the purchase of the Shares;

(v) there are restrictions on the Subscriber’s ability to resell the Shares and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling any of the Shares; and

(vi) the Corporation has advised the Subscriber that the Corporation is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell the Shares through a Person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Subscriber;

(f) it is aware that none of the Shares have been nor will be registered under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) and that these Shares may not be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration;

(g) it undertakes and agrees that it will not offer, sell or otherwise dispose of any of the Shares in the United States unless the Corporation has consented to such offer, disposition or sale and such Shares are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and further that it will not resell any of the Shares in any jurisdiction, except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules;

(h) the Subscriber is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite legal and corporate power and authority to execute and deliver this Subscription Agreement, to subscribe for the Shares as contemplated herein and to carry out and perform its obligations under the terms of this Subscription Agreement;

(i) this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber;

(j) it acknowledges that no representation has been made to it:

(i) as to the future value or price of the Shares;

(ii) that any Person will resell or repurchase the Shares; or;

(iii) that any Person will refund the purchase price of the Shares;

(k) it has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and it is able to bear the economic risk of loss of its investment;

(l) it understands that the Shares are being offered for sale only on a “private placement” basis and that the sale and delivery of the Shares is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or the preparation of an offering memorandum in prescribed form or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum in prescribed form and that certain protections, rights and remedies provided by applicable securities legislation, in connection with the filing of a prospectus may not be available to the Subscriber;

(m) if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange, other regulatory authority or the Corporation, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Shares as may be required;

(n) the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or any of the Subscriber’s constating documents, or any agreement to which the Subscriber is a party or by which it is bound;

(o) the Subscriber acknowledges that it has obtained independent legal advice with respect to its subscription for Shares and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for the purposes of giving representations, warranties and covenants under this Subscription Agreement;

(p) the information provided by the Subscriber under the heading “Subscription and Subscriber Information” is true and correct in all material respects and will be true and correct as of the Closing Date;

(q) it does not act jointly or in concert with any other Subscriber under the Offering for the purposes of the acquisition of the Shares;

(r) it will not resell the Shares, except in accordance with the provisions of Applicable Securities Laws and Exchange rules, if applicable, in the future;

(s) the delivery of this Subscription Agreement, the acceptance hereof by the Corporation and the issuance of the Shares to the Subscriber complies with all applicable laws of the Subscriber’s jurisdiction of residence and domicile and will not cause the Corporation or any of its officers or directors to become subject to or require any disclosure, prospectus or other reporting requirement;

(t) the Corporation may complete additional financings in the future in order to develop the business of the Corporation and to fund its ongoing development; that there is no assurance that such financings will be available and, if available, on reasonable terms; any such future financings may have a dilutive effect on current securityholders, including the Subscriber; that if such future financings are not available, the Corporation may be unable to fund its ongoing development and the lack of capital resources may result in the failure of its business venture;

(u) there is no Person acting or purporting to act on behalf of the Subscriber in connection with the transactions contemplated herein who is entitled to any brokerage or finder’s fee. If any such Person establishes a claim that any fee or other compensation is payable in connection with this subscription for the Shares, the Subscriber covenants to indemnify and hold harmless the Corporation with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

Covenants of the Corporation

9. The Corporation hereby covenants and agrees with the Subscriber, which covenants and agreements shall survive the Closing Time for the benefit of the Subscriber, as follows:

(a) the Corporation will maintain its status as a “reporting issuer” (or equivalent) in, and not in default of any requirement of the Applicable Securities Laws for a period of at least 48 months after the Closing Date, unless the common shares of the Corporation held by the Subscriber are sold, transferred or otherwise disposed of in a transaction that results in the Corporation ceasing to be a “reporting issuer” (or equivalent);

(b) the Corporation, or its successor, will remain a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated for a period of at least 48 months after the Closing Date, unless the common shares of the Corporation held by the Subscriber are sold, transferred or otherwise disposed of in a transaction that results in the Corporation ceasing to be a valid and subsisting corporation;

(c) the Corporation will maintain the listing of the common shares of the Corporation on the Exchange or an alternative North American stock exchange or automated quotation system for a period of at least 48 months after the Closing Date, unless the common shares of the Corporation held by the Subscriber are sold, transferred or otherwise disposed of in a transaction that results in the Corporation’s common shares no longer being listed;

(d) forthwith after the Closing, the Corporation will file such forms and documents as may be required under the Applicable Securities Laws of the Province of British Columbia relating to the Offering;

(e) the Corporation will perform and carry out all of the acts and things to be completed by it as provided in this Subscription Agreement; and

(f) during the 48 month period following the Closing Date, and provided the Subscriber holds at least 2% of the common shares of the Corporation on a non-diluted basis, the Corporation will not issue any securities (including any common shares or any debt or other securities of any kind convertible into common shares) of any type or class to any person (the “Proposed Recipient”) unless the Corporation has offered to the Subscriber in accordance with the provisions of this Section (f), the right to purchase the Subscriber’s Pro Rata Share of such issuance (“Pre-emptive Rights”) for a per security consideration, payable solely in cash, equal to the per security consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. The Corporation shall not be obligated to offer to the Subscriber any portion of such issuance above the Subscriber’s Pro Rata Share. The Subscriber shall not be obliged to purchase any securities offered pursuant to this Section (f). The restrictions under this Section (f) shall not apply to (a) any issuance of securities in connection with any share split, share dividend or other similar event; (b) any issuance of securities in connection with the Corporation’s share incentive plans; (c) any issuance of securities in connection with a shareholder rights plan; (d) any issuance of securities pursuant to the acquisition of another person (as defined by applicable corporate legislation) by the Corporation as approved by the board of directors of the Corporation by take-over bid, arrangement, consolidation, merger, purchase of assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all assets of such other person, or 50% or more of the equity ownership or voting power of such other person; and (e) any other financing completed in connection with or conditional on the completion of the Business Combination. “Pro Rata Share” means, with respect to the Subscriber, the proportion that the number of common shares of the Corporation held by the Subscriber bears to the aggregate total issued and outstanding number of common shares of the Corporation immediately prior to such issuance. The Corporation shall provide to the Subscriber prior written notice containing the relevant particulars of any proposed issuance (which may provide a range of prices at which shares will be issued) to which such Pre-emptive Rights apply (“Issuance Notice”) and the Subscriber shall, within 5 days’ of receipt of such Issuance Notice (24 hours in the case of a proposed bought deal financing as described under Part 7 of National Instrument 44-101 – Short Form Prospectus Distributions, or any successor rule or policy), provide to the Corporation written notice of whether it intends to exercise its Pre-emptive Rights.

Closing

10. The Subscriber agrees to deliver to the Corporation, not later than 5:00 p.m. (Vancouver time) on the business day prior to the Closing Date either (a) a certified cheque or bank draft payable to Tekmira Pharmaceuticals Corporation for the Aggregate Subscription Amount subscribed for under this Subscription Agreement, or (b) funds in the Aggregate Subscription Amount by way of wire transfer to the account of                                          or payment of the same amount in such other manner as is acceptable to the Corporation.

11. The sale of the Shares pursuant to this Subscription Agreement will be completed at the offices of Lang Michener LLP, the Corporation’s counsel, in Vancouver, British Columbia at the Closing Time, at which time certificates representing the Shares will be available against payment of the Aggregate Subscription Amount for delivery to the Subscriber as the Subscriber shall instruct.

12. The parties hereto agree that their obligations under this Subscription Agreement are conditional upon:

(a) the receipt of Exchange approval of (i) the Offering and (ii) the listing of the Shares on the Exchange, on or before May 30, 2008, in a manner consistent with the Exchange’s letter to counsel for the Corporation dated March 19, 2008;

(b) [Reserved]

(c) the prior or concurrent completion of the proposed business combination between the Corporation and Protiva, as announced on March 30, 2008 (“Business Combination”) in accordance with the terms and conditions of the Tekmira-Protiva Share Purchase Agreement, without any amendment, supplement, modification, waiver or consent by any party to the Tekmira-Protiva Share Purchase Agreement of any provision of the Tekmira-Protiva Share Purchase Agreement or the rights or obligations thereof, except as may be consented to by the Subscriber, acting reasonably and without undue delay;

(d) the Corporation and Alnylam having negotiated, obtained all requisite corporate, governmental and third party approvals, and duly executing and delivering:

(i) an amendment and restatement of the License and Collaboration Agreement effective January 8, 2007 between Alnylam and the Corporation (as the assignee of Inex Pharmaceuticals Corporation) to account for, among other things, the Business Combination and the sale of the Shares pursuant to Alnylam’s subscription agreement; and

(ii) an amendment and restatement of the Cross License Agreement effective August 14, 2007 between Alnylam and Protiva to account for, among other things, the Business Combination and the sale of the Shares pursuant to Alnylam’s subscription agreement;

(e) the Subscriber, the Corporation and Protiva having negotiated, obtained all requisite governmental and third party approvals, and having duly executed and delivered a licence agreement on terms and conditions satisfactory to the Subscriber in its sole and absolute discretion;

(f) the Subscriber (or any affiliate thereof) and Alnylam having negotiated, obtained all requisite governmental and third party approvals, and having duly executed and delivered an amendment of the License Agreement dated July 9, 2007 between an affiliate of the Subscriber and Alnylam on terms and conditions satisfactory to the Subscriber in its sole and absolute discretion;

(g) the dismissal of the litigation between and among the Corporation, Protiva and other named defendants and third parties pending in the British Columbia Supreme Court as Court File No. S-061992 as contemplated by the form of consent dismissal order attached as Appendix D to the Tekmira-Protiva Share Purchase Agreement, including the entry of such order in such form, and without any of the parties entering into any written agreement, acknowledgment, waiver, consent or other binding obligation among some or all of such parties concerning the claims raised in such litigation or the intellectual property owned or controlled by any such party that is not approved by the Subscriber prior to the Closing Time;

(h) receipt by Alnylam of the First Amendment and Conditional Termination of Loan and Security Agreement between Alnylam and the Corporation dated March 28, 2008;

(i) the representations and warranties of each party herein and the representations and warranties made by each of the Corporation and Protiva in the Tekmira-Protiva Share Purchase Agreement being true and correct both as of the execution of this Subscription Agreement and as of the Closing Time, provided that for the purposes of this §12(i) the truthfulness and correctness of such representations and warranties will be determined without the benefit of any materiality qualification, including any Material Adverse Affect qualification, forming part of or otherwise qualifying such representations and warranties, and the covenants of each party herein have been complied with to the extent applicable prior to the Closing Time, except as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by the Tekmira-Protiva Share Purchase Agreement or for breaches of representations and warranties which individually or in the aggregate do not have a Material Adverse Effect on the breaching party and would not reasonably be expected to have a Material Adverse Effect on the breaching party immediately following the Closing Time;

(j) the receipt by the Subscriber of a favourable legal opinion dated the Closing Date from legal counsel for the Corporation, in form and substance satisfactory to the Subscriber, acting reasonably, with respect to the following:

(i) the incorporation, continuance, amalgamation or organization and the existence of the Corporation and each subsidiary under the laws of its jurisdiction of incorporation, continuance, amalgamation or organization, as applicable and is current and up-to-date with all material filings required to be made by it under such jurisdictions;

(ii) the authorized and issued share capital of the Corporation;

(iii) the number of shares of Protiva and each other subsidiary of which the Corporation is the sole registered holder;

(iv) the attributes of the Shares being consistent in all material respects with their description hereof;

(v) the Corporation having all requisite corporate power and authority under the laws of its jurisdiction of incorporation, continuance, amalgamation or organization to carry on its business as conducted by it and to own, lease and operate its property and assets in all jurisdictions in which such business is conducted;

(vi) the Corporation and subsidiary being qualified to carry on business and own or lease and operate its property and assets under the laws of its jurisdiction of incorporation, amalgamation or organization and in all jurisdictions in which such business is now conducted;

(vii) all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of the Subscription Agreement;

(viii) the corporate power and capacity of the Corporation to enter into and perform, and the authorization, execution and delivery of, this Agreement and the enforceability of this Subscription Agreement, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, (ii) as limited by the application of equitable principles when equitable remedies are sought, (iii) that rights to indemnity and contribution may be limited under applicable law, (iv) that provisions that attempt to sever any provision of which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement would be determined only in the discretion of the court, and (v) other standard qualifications;

(ix) the Shares having been duly and validly authorized, issued and are outstanding as fully paid and non-assessable common shares of the Corporation, and if and when issued in accordance with this Subscription Agreement;

(xii) no consent, approval, authorization, order, registration or qualification of, or filing, registration or recording with, any court, regulatory body or government agency or body under the laws of the applicable jurisdictions and the laws of Canada being required for the consummation by the Corporation of the transactions contemplated by this Subscription Agreement, except for those which are disclosed to the Subscriber or may be required under the Securities Laws or the rules of the Exchange and have been obtained on or prior to the Closing Time;

(xiii) that the execution and delivery of this Agreement and the performance of the Corporation’s obligations hereunder and the issuance, sale and delivery of the Shares do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with:

(A) any of the terms, conditions or provisions of the articles or by-laws of the Corporation, or any resolution of their respective directors (or committees of directors) or shareholders;

(B) any Laws of British Columbia, Canada or Securities Laws applicable to the Corporation; or

(C) to counsel’s knowledge, any mortgage, hypothec, note, indenture, contract, agreement (written or oral), instrument, concession, lease, licence, claim, application or other document to which the Corporation is a party or is subject or by which the Corporation or any of its assets is bound or, any applicable law or would give rise to the acceleration or maturity of any indebtedness or other material liabilities or obligations under any of the foregoing or which would materially adversely affect the consummation of the Offering;

(xiv) issuance and sale of the Shares to the Subscriber in accordance with the Subscription Agreements are exempt from the prospectus and registration requirements of applicable Securities Laws and no prospectus will be required to be filed, other than specified forms accompanied by requisite filing fees, no other documents will be required to be filed, no proceeding taken and no approval, permit, consent or authorization of the securities commissions will be required to be obtained under Applicable Securities Laws to permit such issuance and/or sale;

(xv) that based on letters received from the Exchange, the Shares have been conditionally approved for listing on the Exchange, subject only to compliance with the customary standard listing conditions;

(xvi) that the form of the certificate representing the common shares of the Corporation is in compliance with the requirements of the Business Corporations Act (British Columbia);

(xvii) that CIBC Mellon Trust Company has been duly appointed as the registrar and transfer agent of the Corporation;

(xviii) subject to the usual qualifications, that except as disclosed to the Subscriber, to such counsel’s knowledge, there is no action, suit, proceeding or inquiry before any court, governmental agency or body, to which the Corporation or any of its subsidiary is a party or to which its property is subject which in any way would materially and adversely affect the Corporation; and

(xx) such other matters as the Subscriber may reasonably request; and

(k) [Reserved].

13. The Corporation shall be entitled to rely on delivery of a facsimile copy or electronic copy of executed subscriptions, and acceptance by the Corporation of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

Privacy Legislation

14. The Subscriber acknowledges and consents to the fact that the Corporation is collecting the Subscriber’s (and any beneficial purchaser for which the Subscriber is contracting hereunder) personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the Subscriber’s subscription. The Subscriber acknowledges and consents to the Corporation retaining the personal information for so long as permitted or required by applicable law. The Subscriber further acknowledges and consents to the fact that the Corporation may be required by Securities Laws, stock exchange rules and/or Investment Dealers Association of

Canada rules to provide regulatory authorities any personal information provided by the Subscriber respecting itself. In addition to the foregoing, the Subscriber agrees and acknowledges that the Corporation may use and disclose the Subscriber’s personal information, as follows:

(a) for use and disclosure to the Corporation’s transfer agent and registrar;

(b) disclosure to securities regulatory authorities (including the Exchange) and other regulatory bodies with jurisdiction with respect to reports of trade and similar regulatory filings;

(c) disclosure to a governmental or other authority (including the Exchange) to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;

(d) disclosure to professional advisers of the Corporation in connection with the performance of their professional services; or

(e) disclosure to a court determining the rights of the parties under this Subscription Agreement.

Notices

15. Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, or transmitted by facsimile tested prior to transmission to such party, as follows:

(a) in the case of the Corporation, to:

Tekmira Pharmaceuticals Corporation
200 – 8900 Glenlyon Parkway
Burnaby, British Columbia V5J 5J8

Attention:	Ian C. Mortimer
Chief Financial Officer
Fax:	(604) 419-3201

with a copy to:

Lang Michener LLP
1500 Royal Centre,
P.O. Box 11117
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7

Attention:	Leo Raffin
Fax:	(604) 685-7084

and, up to the Closing Time, to:

Protiva Biotherapeutics Inc.
100 – 3480 Gilmore Way
Burnaby, British Columbia V6G 4W7

Attention:	Mark Murray
President and Chief Executive Officer

Fax:	(604) 630-5063

and, up to the Closing Time, to:

Farris, Vaughan, Wills & Murphy LLP
2500 - 700 West Georgia Street
Pacific Centre South
Vancouver, British Columbia V7Y 1B3

Attention:	R. Hector MacKay-Dunn, Q.C.
Fax:	(604) 661-1730

(b) in the case of the Subscriber, at the address specified on the face page hereof.

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a business day then the notice, direction or other instrument shall be deemed to have been given and received on the first business day next following such day and if transmitted by fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a business day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first business day next following the day of such transmission.

Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

General

16. The Corporation agrees that the representations, warranties and covenants of the Corporation herein will be true and correct both as of the acceptance of this Subscription Agreement and as of the Closing Time and will survive the completion of the issuance of the Shares for a period of two years thereafter. The representations, warranties and covenants of the Corporation herein are made with the intent that they be relied upon by the Subscriber in making its investment decision and the Corporation agrees to indemnify the Subscriber against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur which are caused or arise from an inaccuracy or breach thereof by the Corporation of its representations and warranties herein and reliance thereon by the Subscriber.

17. The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Time and will survive the completion of the issuance of the Shares for a period of two years thereafter. The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation in determining the eligibility of a purchaser of Shares and the Subscriber agrees to indemnify the Corporation against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur which are caused or arise from an inaccuracy or breach thereof by the Subscriber of its representations and warranties herein and reliance thereon by the Corporation. The Subscriber undertakes to immediately notify (i) the Corporation at Tekmira Pharmaceuticals Corporation, 200 – 8900 Glenlyon Parkway, Burnaby, B.C., V5J 5J8, Attention: Ian C. Mortimer, Chief Financial Officer (Fax Number: (604) 419-3201) and Lang Michener LLP, 1500 Royal Centre, P.O. Box 11117, 1055 West Georgia Street, Vancouver, B.C., V6E 4N7, Attention: Leo Raffin, (Fax Number: (604) 685-7084) and (ii) and Protiva Biotherapeutics Inc., 100 – 3480 Gilmore Way, Burnaby, B.C. V6G 4W7, Attention: Mark Murray, President and Chief Executive Officer (Fax Number: (604) 630-5103) and Farris, Vaughan, Wills & Murphy LLP, 2500 – 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Attention: R. Hector MacKay-Dunn, Q.C., (Fax Number: (604) 661-9349), of any material change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time.

18. The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the sale of the Shares to the Subscriber shall be borne by the Subscriber.

19. The Subscriber acknowledges that upon a subscription being accepted by the Corporation, the Corporation will, subject to the terms and conditions set out herein, issue to the Subscriber certificates evidencing the Subscriber’s ownership of the Shares.

20. The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Corporation and their respective heirs, executors, administrators, successors and assigns.

21. The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia. Time shall be of the essence hereof.

22. Neither party to this Subscription Agreement may assign all or part of its interest in or to this Subscription Agreement without the consent in writing of the other party hereto.

23. This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein. Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

24. In this Subscription Agreement (including attachments), references to “$” or “Cdn. $” are to Canadian dollars.

The Corporation hereby accepts the subscription for Shares as set forth on the face page of this Subscription Agreement on the terms and conditions contained in the Subscription Agreement (including all applicable Schedules) this 31st day of March, 2008.

TEKMIRA PHARMACEUTICALS CORPORATION

Per:	/S/ TIMOTHY M. RUANE
Authorized Signing Officer